AGREEMENT

            AGREEMENT made as of this 28th day of February, 2001 among MILESTONE SCIENTIFIC, INC. ("MS"), VESTED MEDIA PARTNERS, INC. ("VMPI") and NEWS USA, INC. ("NU").

            1. NU will, during the term of this agreement, provide the following advertising and promotional services to MS:

      a. Prepare, write, print or otherwise publish and provide proof of placement of the articles and advertisements detailed below.

      b. Prepare and cause publication of an aggregate of 60 tabloid pages and 60 timed radio segments of articles and advertisements for MS and its products and technology. For purposes hereof a tabloid page shall be a page containing 8 assorted size news articles per page and a timed radio segments shall be at least 60 seconds long. The editorial content of the tabloid pages and radio segments shall also be distributed to at least 5,000 Websites.

      c. NU will provide to MS, within 10 days after the end of each calendar month, a detailed report as to newspaper, radio station and Website placements of the above material. The monthly reports will be accompanied by physical clippings from newspapers, air-checks from radio stations and other documentation showing the actual placement of articles and advertisements. The reports will also detail placements by DMA Market, specify the number of placements in that month and since the inception of this agreement and the "ad value" equivalent".

NU guarantees that the articles and advertisements in (a) and (b) will have at least 72,000 placements in newspapers and radio stations, as well as parallel distribution to Websites.

            2. MS hereby agrees to promptly comment on articles and ads submitted to it and, after its comments are reflected, to promptly approve finished copy to support NU in its placement activities. Without limitation of the foregoing, upon receipt of notice from NU that placement is being delayed or impeded by failure of MS to approve copy, MS will respond to such notice within 48 hours.

            3. In full payment for the services to be rendered by NU hereunder MS will issue three-year Warrants to purchase 1,171,875 shares of Common Stock, 585,938 to NU and at NU's direction, 585,938 to VMPI. The Warrants will be exercisable at the following prices

              $1.28 during the first 18 months of the Warrant Term

              $2.25 during the next 9 months of the Warrant Term

              $3.00 during the final 9 months of the Warrant Term

      The Warrants shall be non-transferable and the stock issued on exercise thereof shall be restricted stock and bear an appropriate restrictive legend. However, Milestone shall, promptly after the date hereof, file a Registration Statement with the Securities and Exchange Commission allowing the resale of the underlying shares and use its best efforts to make such registration effective at the earliest possible date. Notwithstanding any registration of the shares, VMPI shall not sell any of the underlying shares for a period of one year hereafter and NU shall not sell any shares for a period of 4 months hereafter. The lock-up shall be waived with respect to 50% of the shares held by each of VMPI and NU, if the MS Common Stock trades at prices equal to or greater than $6.25 per share for a period of 20 consecutive

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      trading days. The Warrants shall not have any "cashless" exercise provision but may be exercised from time to time in the discretion of NU and VMPI without limitations as to the number of shares covered in any exercise, except that twenty-five percent (25%) of the Warrants held by NU and VMPI shall not be exercisable until MS Common Stock trades at a price of at least $2.25 for a period of 20 consecutive trading days.

            4. NU shall have the right, in its discretion, during the fourth month of this agreement, to halt distribution of articles and ads until the ninth month after execution hereof if the average daily closing price during the first 10 trading days of that 30 day period does not exceed $2.25, provided that NU has previously met 1/3 of its total commitment to prepare articles and ads for client approval. While NU has halted distribution 2/3 of the Warrants granted hereunder to NU and VMPI shall not be exercisable. NU shall recommence performance of its obligations whenever the average closing price for a 10-day period exceeds $2.25. If at the end of the ninth month the stock has not averaged a $2.25 closing price for a 10 day period NU can either terminate its obligations hereunder and forfeit 2/3 of the Warrants or resume performance completing 1/2 of the unperformed obligation in 3 months and the balance in 6 months and retain its Warrants, in either case upon written notice to Milestone not more than 5 days after the end of such ninth month. If, following a halt in distribution by NU, NU recommences performance, then the Warrant Exercise Price shall be re-set to be the greater of the prices set forth in paragraph 3, above or the average closing price during the 10 days prior to the resumption of performance by NU.

            5. The term of this agreement shall be 18 months commencing on the date hereof.

            6. This agreement represents the entire agreement between the parties and all prior understandings or discussions are merged herein. This agreement shall be interpreted under the laws of the State of New Jersey and any disputes among the parties shall be resolved in the courts of that State.

            IN WITNESS WHEREOF the parties have executed this agreement the day and year first above written.

                                        MILESTONE SCIENTIFIC, INC.


                                        by______________________________________
                                               Leonard Osser, Chairman & CEO

   VESTED MEDIA PARTNERS, INC.


   By:_______________________________
         Kevin F. Sherlock, President

   NEWS USA, INC.


   by:_______________________________
         Rick Smith, CEO